Exhibit 99.1

BBX Capital Corporation Reports Financial Results

For the Fourth Quarter and Full Year, 2015

FORT LAUDERDALE, Florida – March 15, 2016 -- BBX Capital Corporation (“BBX Capital” and/or the “Company”) (NYSE: BBX)  reported financial results for the fourth quarter and year ending December 31, 2015.

BBX Selected Financial Data

Fourth Quarter 2015 compared to Fourth Quarter 2014:

•	Total consolidated revenues of $45.6 million vs. $27.3 million
•	Net income attributable to BBX Capital of $13.5 million vs. a net loss of ($2.1) million
•	Diluted earnings per share of $0.79 vs. diluted loss per share of ($0.13)
•	Equity in income of Woodbridge Holdings, LLC of $9.0 million vs. $3.3 million
•	Net gains on the sales of assets from BBX Capital Real Estate of $15.8 million vs. $619,000

Full Year Ended December 31, 2015

Compared to the Full Year Ended December 31, 2014

•	Total consolidated revenues of $131.5 million vs. $92.6 million
•	Net income attributable to BBX Capital of $21.8 million vs. $4.7 million
•	Diluted earnings per share of $1.30 vs. $0.28

As of December 31, 2015, BBX Capital had total consolidated assets of $393.5 million, shareholders' equity attributable to BBX Capital of $334.8 million, and total consolidated equity of $336.0 million. At December 31, 2015, BBX Capital’s book value per share was $20.42 vs. $19.16 at December 31, 2014.

“We are pleased with the overall progress of our core business segments which include our ownership interest in Bluegreen Corporation (“Bluegreen”) and BBX Capital. BBX Capital Real Estate had a solid year of monetization of legacy real estate assets, and new joint venture transactions partnering with high-profile developers.  BBX Capital Partners continued to acquire additional businesses in its BBX Sweet Holdings business, and to focus on product development, marketing, integration of facilities and systems, as well as recruit seasoned executives, in both its

Exhibit 99.1

BBX Sweet Holdings and Renin businesses. While these activities impact current earnings, they are being pursued in an effort to create long term value at BBX Capital. Bluegreen had another strong year in revenue growth as well as continued success in its capital light and fee-based services business model which resulted in significant cash flow and dividends paid to both BBX and BFC,” commented BBX Capital’s  Acting Chairman and Chief Executive Officer, Jarett S. Levan.  “We are generally pleased with the performance of our core business segments in 2015 and believe these results reflect the continued pursuit of our broader goal of transitioning into a business platform of diverse activities with a focus on long term growth.”

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BBX Capital Real Estate

BBX Capital Real Estate includes our real estate joint ventures and our BankAtlantic legacy portfolio of loans and foreclosed real estate. As previously announced, we are liquidating some legacy real estate and loans while holding and managing others for capital appreciation and development. Highlights during the fourth quarter of 2015 include:

•	BBX Capital Real Estate's investment in the approximately 128 acre master-planned community of Bonterra in Hialeah, Florida:
o

The Company closed on the sale of an approximate 36 acre parcel of land to Lennar Corporation ("Lennar") for a gain of $12.3 million. The Company received total consideration from the sale of $26.2 million, $16.2 million in cash and a $10.0 million promissory note. Lennar plans to build approximately 463 single-family homes, villas and townhomes on the parcel. The Company entered into a joint venture agreement with The Altman Companies to develop Altis at Bonterra. The Altman Companies plans to develop 314 apartment homes on approximately 14 acres.

•	BBX Capital Real Estate's investment in the approximately 47 acre mixed-use development known as Gardens on Millenia in Orlando, Florida:
o

The Company entered into a joint venture agreement with ContraVest to develop The Addison on Millenia. The Addison on Millenia is currently planned to consist of nine, two, three and four story buildings with a total of 292 apartment homes.  Located on an approximate 11.8 acre parcel, the community is expected to feature a mix of one, two, and three bedroom apartment homes.

o

The Company sold a 15.46 acre land parcel to Costco Wholesale Corporation ("Costco") for a gain of $0.5 million and total consideration of $8.6 million in cash. Costco plans to build an approximate 152,000 square foot store and gas station. The Company entered into a joint venture with Stiles Corporation to develop an approximate 141,100 square foot retail center adjacent to Costco which is planned to include Hobby Lobby and Academy Sports as anchors along with 23,200 square feet of inline retail space.

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Exhibit 99.1

BBX Capital Partners

BBX Capital Partners is actively engaged in investments in operating companies. BBX Capital Partners’ primary investments as of December 31, 2015 were in Renin Holdings, LLC (“Renin”) and BBX Sweet Holdings.

Renin reported sales of $13.0 million and a  net loss of ($1.0 million) during the three months ended December 31, 2015 compared to sales of $13.8 million and a  net loss of ($651,000) during the comparable period ended December 31, 2014. The increase in Renin’s net loss reflects higher selling, general and administrative expenses associated with the recruitment and hiring of several new executives and marketing initiatives partially offset by a  higher net margin primarily due to changes in product mix.

BBX Sweet Holdings reported sales of $10.6 million and a  net loss of ($3.0 million) and sales of $9.5 million and net earnings of $1.9 million during the three months ended December 31, 2015 and 2014, respectively. BBX Sweet Holdings net losses resulted from increases in selling, general and administrative expenses as well as from a lower gross margin. The higher selling, general and administrative expenses reflected operating expenses associated with companies acquired, increased compensation expense for the recruitment and hiring of industry professionals,  consulting fees as BBX Sweet Holdings seeks to expand its business both organically and through acquisition, and the costs of opening new retail locations at Hoffman’s Chocolates. In 2014, BBX Sweet Holdings earnings included a $3.1 million benefit for income taxes relating to 2014 acquisitions.

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Bluegreen Corporation

Bluegreen is a sales, marketing and resort management company, focused on the vacation ownership industry. Bluegreen is a wholly owned subsidiary of Woodbridge Holdings, LLC (“Woodbridge”). BBX Capital owns a  46% interest in Woodbridge and BFC owns the remaining 54% of Woodbridge. Woodbridge’s principal asset is its 100% ownership of Bluegreen Corporation (“Bluegreen”).

For the year ended December 31, 2015, Bluegreen paid cash dividends of $54.4 million to Woodbridge Holdings, Bluegreen’s parent company, and Woodbridge in turn, after expenses, paid $23.8 million of cash dividends pro rata to BBX Capital (46%) and paid $28.0 million of cash dividends pro rata to BFC (54%).

Additional details of BBX Capital’s equity earnings in Woodbridge are in the supplemental tables attached to this press release.

Exhibit 99.1

Bluegreen Selected Financial Data

Fourth Quarter 2015 compared to Fourth Quarter 2014:

•

System-wide sales of Vacation Ownership Interests ("VOIs") were $141.6 million vs. $123.6 million.  Included in system-wide sales are sales of VOIs made under Bluegreen's "capital-light" business strategy(1), which were $112.5 million vs. $74.3 million, gross of equity trade allowances(2):

o	Secondary market sales of VOIs were $49.7 million vs. $8.6 million
o	Just-in-time sales of VOIs were $1.8 million vs. $10.8 million
o	Sales of third party VOIs on a commission basis were $61.1 million vs. $55.0 million and generated sales and marketing commissions of $42.1 million vs. $35.3 million
•	Sales volume per guest averaged $2,424 vs. $2,386
•	Tours increased 14% compared to prior year
•	Other fee-based services revenue was $24.1 million vs. $23.1 million
•	Net income was $21.1 million vs. $10.5 million
•	EBITDA was $34.7 million vs. $26.9 million(3)
•

Generated “free cash flow” (cash flow from operating activities less capital expenditures) of $9.3 million compared to $36.2 million during the same period in 2014 – development expenditures incurred in connection with the construction of VOI inventory at Bluegreen/Big Cedar Vacations resorts was the primary reason for this decrease.

Bluegreen Selected Financial Data

Full Year Ended December 31, 2015

Compared to the Full Year Ended December 31, 2014

•

System-wide sales of Vacation Ownership Interests ("VOIs") were $552.7 million vs.  $523.8 million.  Included in system-wide sales are sales of VOIs made under Bluegreen's "capital-light" business strategy (1), of $417.5 million vs. $366.4 million, gross of equity trade allowances(2):

o	Secondary market sales of VOIs were $138.5 million vs. $88.3 million
o	Just-in-time sales of VOIs were $27.6 million vs. $56.8 million
o	Sales of third party VOIs on a commission basis were $251.4 million vs. $221.3 million which generated sales and marketing commissions of $173.7 million vs. $144.2 million
•	Sales price per guest averaged $2,382 vs. $2,346
•	Tours increased 5% compared to prior year
•	Other fee-based services revenue was $97.5 million from $92.1 million
•	Net income was $82.0 million vs $69.0 million
•	EBITDA was $143.2 million vs. $135.2 million (3)

Exhibit 99.1

•

Generated “free cash flow” (cash flow from operating activities less capital expenditures) of $72.1 million compared to $129.5 million -  development expenditures incurred in connection with the construction of VOI inventory at Bluegreen/Big Cedar Vacations resorts was the primary reason for this decrease.

(1)

Bluegreen’s sales of VOIs under its capital-light business strategy include sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements. Under “just-in-time” arrangements, Bluegreen enters into agreements with third party developers that allow Bluegreen to buy VOI inventory from time to time in close proximity to the timing of when Bluegreen intends to sell such VOIs. Bluegreen also acquires VOI inventory from resorts' property owner associations ("POAs") and other third parties close to the time Bluegreen intends to sell such VOIs. Such VOIs are typically obtained by the POAs through foreclosure in connection with maintenance fee defaults, and are generally acquired by Bluegreen at a significant discount. Bluegreen refers to sales of inventory acquired through these arrangements as "Secondary Market Sales".

(2)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.
(3)	See the supplemental tables included in this release for a reconciliation of EBITDA to net income.

Financial data for BBX Capital Corporation and Bluegreen Corporation is provided in the supplemental financial tables included in this release.

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For more complete and detailed information regarding BBX Capital and its financial results, business, operations, and risks, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which is available to view on the SEC's website, www.sec.gov, and/or on BBX Capital’s website, www.BBXCapital.com.

For more detailed information regarding Bluegreen and its financial results, business, operations and risks, please see BFC’s financial results press release for the fourth quarter and full year ended December 31, 2015, and BFC’s Annual Report on Form 10-K for the year ended December 31, 2015, which is available on the SEC's website, www.sec.gov and/or BFC’s website, www.BFCFinancial.com.

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About BBX Capital Corporation:

BBX Capital (NYSE: BBX) is involved in the acquisition, ownership and management of joint ventures and investments in real estate and real estate development projects, as well as acquisitions, investments and management of middle market operating businesses. In addition, BBX Capital and its controlling shareholder, BFC Financial Corporation, have a 46% and 54% respective ownership interest in Bluegreen Corporation. As a result of their ownership interests, BBX Capital and BFC together own 100% of Bluegreen. As of December 31, 2015, BBX Capital had total consolidated assets of $393.5 million, shareholders' equity attributable to BBX Capital of $334.8 million, and total consolidated equity of $336.0 million. BBX Capital’s book value per share at December 31, 2015 was $20.42.

For further information, please visit our family of companies:

Exhibit 99.1

BBX Capital: www.BBXCapital.com

Bluegreen Corporation: www.BluegreenVacations.com

BBX Capital Real Estate: www.BBXCapitalRealEstate.com

BBX Capital Partners: www.BBXCapitalPartners.com

BBX Sweet Holdings: www.BBXSweetHoldings.com

Renin Corporation: www.ReninCorp.com

BFC Financial Corporation: www.BFCFinancial.com

BBX Capital Contact Info:

Media Contact: Kip Hunter Marketing, 954-765-1329

Aimee Adler/ Jodi Goldstein

Email: aimee@kiphuntermarketing.com,  jodi@kiphuntermarketing.com

Investor Relations: Leo Hinkley, Managing Director, 954- 940-5300

Email: LHinkley@BBXCapital.com

About Bluegreen Corporation:

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen is a sales, marketing and resort management company, focused on the vacation ownership industry and pursuing a capital-light business strategy. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 199,000 owners, 66 owned or managed resorts, and access to more than 4,500 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based services, including resort management services, financial services, and sales and marketing services, to or on behalf of third parties. For more information, visit www.BluegreenVacations.com.

About BFC Financial Corporation:

BFC (OTCQB: BFCF; BFCFB) is a holding company whose principal holdings include an 81% ownership interest in BBX Capital Corporation (NYSE: BBX) and its indirect ownership interest in Bluegreen Corporation. BFC owns a 54% equity interest in Woodbridge, the parent company of Bluegreen. BBX Capital owns the remaining 46% equity interest in Woodbridge. As of December 31, 2015, BFC had total consolidated assets of $1.3 billion, shareholders' equity attributable to BFC of $376.8 million, and total consolidated equity of $482.9 million. BFC’s book value per share at December 31, 2015 was $4.46.

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and may include words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to be correct. Future results could differ materially as a result of a variety of risks and uncertainties, many of which

Exhibit 99.1

are outside of the control of management. These risks and uncertainties include, but are not limited to the impact of economic, competitive and other factors affecting the Company and its investments and assets, including the impact of decreases in real estate values or high unemployment rates on our business generally, the value of its assets, the ability of its borrowers to service their obligations and the value of collateral securing the Company’s loans; the risk that loan losses will continue and the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; risks related to litigation and other professional fees including the adverse judgment in the action brought by the SEC against the Company and its Chairman, risks relating to claims for reimbursement by insurers, and risks relating to the loss of services of the Company’s Chairman, and reputational risk,  adverse conditions in the stock market, the public debt market and other financial and credit markets and the impact of such conditions on the Company’s activities; the risk that the legacy assets retained by the Company may not be monetized at the values currently ascribed to them; and the risks associated with the impact of periodic valuation of the Company’s assets for impairment.  In addition, this press release contains forward looking statements relating to the Company’s ability to successfully implement its business plans, including, but not limited to, its business plans and strategies with respect to BBX Capital Real Estate and BBX Capital Partners, which may not be realized as anticipated, if at all, and the Company’s investments in real estate developments, real estate joint ventures and operating businesses, including its acquisition of Renin Corp., and the acquisitions by BBX Sweet Holdings in the candy and confections industry, may not achieve the returns anticipated or may not be profitable. The Company’s investments in real estate developments, either directly or through joint ventures, will increase exposure to downturns in the real estate and housing markets or expose it to risks associated with real estate development activities, including risks associated with obtaining zoning and entitlements, the risk that its joint venture partners may not fulfill their obligations,  and the risk that the projects will not be developed as anticipated or be profitable.  Additionally, contracts to sell real estate entered into by the Company or its joint ventures may not be completed on the terms provided in the contract, or at all.  The Company’s investment in Woodbridge, which owns Bluegreen Corporation, exposes the Company to risks of Bluegreen’s business and its ability to pay dividends to Woodbridge, and risks inherent in the vacation ownership industry. BBX Sweet Holdings acquisitions and the Company’s acquisition of Renin Corp. exposes the Company to the risks of their respective businesses, which includes the amount and terms of indebtedness associated with the acquisitions which may impact the Company’s financial condition and results of operations and limit its activities; the failure of the companies to meet financial covenants and that BBX Capital may be required to make further capital contributions or advances to the acquired companies as well as the risk that the integration of these operating businesses may not be completed effectively or on a timely basis, that personnel hired will not have the anticipated expertise or experience, and that the Company may not realize any anticipated benefits or earnings from these companies. Further, Renin’s operations expose the Company to foreign currency exchange risk of the U.S. dollar compared to the Canadian dollar and Great Britain Pound.  Past performance and perceived trends may not be indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which may be viewed on the SEC's website, www.sec.gov, or on BBX Capital’s website, www.BBXCapital.com.  BBX Capital cautions that the foregoing factors are not exclusive.

Exhibit 99.1

BBX CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION - Unaudited

	December 31,
(In thousands, except share data)	2015	2014
ASSETS
Cash and cash equivalents ($0 and $4,993 in Variable Interest Entities ("VIEs"))	$69,040	58,819
Restricted cash and time deposits	2,651	-
Loans held-for-sale ($0 and $35,423 in VIEs)	21,354	35,423
Loans receivable, net of allowance for loan losses of $0 and $977
($0 and $18,972, net of allowance of $0 and $977 in VIEs)	34,035	26,844
Trade receivables, net of allowance for bad debts of $404 and $148	13,732	13,416
Real estate held-for-investment ($0 and $19,945 in VIEs)	31,290	76,552
Real estate held-for-sale ($0 and $13,745 in VIEs)	46,338	41,733
Investments in unconsolidated real estate joint ventures	42,962	16,065
Investment in Woodbridge Holdings, LLC	75,545	73,026
Properties and equipment ($0 and $7,561 in VIEs)	18,083	16,717
Inventories	16,347	14,505
Goodwill	7,601	7,377
Other intangible assets	8,211	8,440
Other assets ($0 and $1,017 in VIEs)	6,352	4,019
Total assets	$393,541	392,936
LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$11,059	9,603
BB&T preferred interest in FAR, LLC ($0 and $12,348 in VIE)	-	12,348
Notes payable to Woodbridge Holdings, LLC	-	11,750
Notes payable	21,421	17,923
Principal and interest advances on residential loans ($0 and $11,171 in VIE)	10,356	11,171
Other liabilities ($0 and $1,431 in VIE)	14,726	18,861
Total liabilities	57,562	81,656
Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized;
none issued and outstanding	-	-
Class A common stock, $.01 par value, authorized 25,000,000
shares; issued and outstanding 16,199,145 and 15,977,322 shares	162	160
Class B common stock, $.01 par value, authorized 1,800,000
shares; issued and outstanding 195,045 and 195,045 shares	2	2
Additional paid-in capital	350,878	347,937
Accumulated deficit	(16,622)	(38,396)
Accumulated other comprehensive income	384	85
Total BBX Capital Corporation shareholders' equity	334,804	309,788
Noncontrolling interest	1,175	1,492
Total equity	335,979	311,280
Total liabilities and equity	$393,541	392,936

Exhibit 99.1

BBX CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS-UNAUDITED

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
(In thousands, except share and per share data)	2015	2014	2015	2014
Revenues:
Trade sales	$23,629	24,150	84,284	74,084
Interest income	4,428	986	10,056	5,164
Net gains on the sales of assets	15,796	619	31,092	5,527
Income from real estate operations	1,097	1,041	3,887	5,516
Other	674	477	2,164	2,354
Total revenues	45,624	27,273	131,483	92,645
Costs and expenses:	-	-
Cost of goods sold	18,491	18,076	62,707	54,682
BB&T's priority return in FAR distributions	-	78	68	736
Interest expense	133	383	258	1,580
Real estate operating expenses	1,725	1,369	4,773	6,296
Recoveries from (provision for) loan losses	1,399	(4,517)	(13,457)	(7,155)
Asset (impairments) recoveries, net	1,886	(136)	287	7,015
Selling, general and administrative expenses	16,512	20,072	65,936	52,296
Total costs and expenses	40,146	35,325	120,572	115,450
Equity in earnings of Woodbridge Holdings, LLC	9,033	3,317	14,974	25,282
Equity in losses of unconsolidated real estate joint ventures	(812)	(322)	(1,565)	(559)
Foreign currency exchange loss	(403)	(230)	(1,038)	(715)
Income (loss) before income taxes	13,296	(5,287)	23,282	1,203
(Benefit) provision for income taxes	5	(3,107)	(245)	(3,101)
Net income (loss)	13,291	(2,180)	23,527	4,304
Less: net loss (earnings) attributable to noncontrolling interest	195	124	(1,753)	391
Net income (loss) attributable to BBX Capital Corporation	$13,486	(2,056)	21,774	4,695
Basic earnings (loss) per share	$0.82	(0.13)	1.34	0.29
Diluted earnings (loss) per share	$0.79	(0.13)	1.30	0.28
Basic weighted average number of common
shares outstanding	16,394	16,172	16,229	16,043
Diluted weighted average number of common and
common equivalent shares outstanding	17,001	16,172	16,805	16,678

Exhibit 99.1

BBX Capital’s equity in earnings of Woodbridge was as follows:

	BBX Capital Equity Earnings in Woodbridge- Unaudited
	For the Three Months Ended December 31,
(Dollars in thousands)	2015	2014
Bluegreen Net Income	21,103	10,466
Net income attributable to Bluegreen non-controlling interest	(2,362)	(2,614)
Net income attributable to Bluegreen	$18,741	7,852
Woodbridge parent only net income (loss)	897	(641)
Net income attributable to Woodbridge	19,638	7,211
BBX Capital interest in Woodbridge	46.00%	46.00%
BBX Capital earnings in Woodbridge	$9,033	3,317

	BBX Capital Equity Earnings in Woodbridge- Unaudited
	For the Year Ended December 31,
(Dollars in thousands)	2015	2014
Bluegreen Net Income	$82,009	68,957
Net income attributable to Bluegreen non-controlling interest	(11,705)	(11,411)
Net income attributable to Bluegreen	70,304	57,546
Woodbridge parent only net loss	(37,752)	(2,585)
Net income attributable to Woodbridge	32,552	54,961
BBX Capital interest in Woodbridge	46.00%	46.00%
BBX Capital earnings in Woodbridge	$14,974	25,282

Exhibit 99.1

The following tables present Bluegreen’s EBITDA, defined below, for the three and twelve months ended December 31, 2015 and 2014, as well as a reconciliation of EBITDA to net income (in thousands):

	For the Three Months Ended
	December 31,
	2015	2014
Income from - Woodbridge	$22,000	$9,825
Income (loss) from Woodbridge parent only	897	(641)
Net Income from Bluegreen	21,103	10,466
Add/(Less):
Interest income (other than interest earned on VOI notes receivable)	(2,061)	(65)
Interest expense	9,272	10,150
Interest expense on Receivable-Backed Debt	(4,826)	(5,246)
Provision for Income and Franchise Taxes	8,781	8,689
Depreciation and Amortization	2,401	2,915
EBITDA	$34,670	$26,909

	For the Years Ended
	December 31,
	2015	2014
Income from - Woodbridge	$44,257	$66,372
Loss from Woodbridge parent only	(37,752)	(2,585)
Net Income from Bluegreen	82,009	68,957
Add/(Less):
Interest income (other than interest earned on VOI notes receivable)	(5,860)	(646)
Interest expense	35,698	41,324
Interest expense on Receivable-Backed Debt	(20,307)	(23,415)
Provision for Income and Franchise Taxes	42,502	40,500
Depreciation and Amortization	9,183	8,511
EBITDA	$143,225	$135,231

EBITDA is defined as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on financings related to Bluegreen’s receivable-backed notes payable), provision for income taxes and franchise taxes, depreciation and amortization.  For purposes of the EBITDA calculation, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of Bluegreen’s business.

Exhibit 99.1

The Company considers Bluegreen’s EBITDA to be an indicator of Bluegreen’s operating performance, and it is used to measure Bluegreen’s ability to service debt, fund capital expenditures and expand its business.  EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry.  For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings.  Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets.  These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.